EXHIBIT 11

                       NETSPEAK CORPORATION AND SUBSIDIARY

                        COMPUTATION OF NET LOSS PER SHARE

                                                                       YEAR ENDED       THREE MONTHS ENDED
                                                                      DECEMBER 31,          MARCH 31,
                                                                          1996                1997
                                                                      ---------------   --------------------
Net loss  .........................................................     $ (2,865,704)        $ (984,935)
                                                                        ============         ==========
Weighted average Common Stock outstanding during the period  ......        7,018,805          7,698,532

Effect of shares issued within 12 months of the initial public
 offering .........................................................          679,727                  -

Effect of options granted within 12 months of the initial public
 offering, using the treasury stock method  .......................          234,176            234,176

Effect of warrants granted within 12 months of the initial public
 offering, using the treasury stock method  .......................          244,125            244,125
                                                                        ------------          ---------
Shares used in computing net loss per share   .....................        8,176,833          8,176,833
                                                                        ============          =========
Net loss per share ................................................     $      (0.35)         $   (0.12)
                                                                        ============          =========